RONSON
CORPORATION                                                        Exhibit 99.a

                                                                     Page 1 of 6
                                                                October 31, 2003



                             REPORT TO STOCKHOLDERS



Dear Stockholder:

Since my report to you on July 28,  2003,  there have been  further  significant
developments   affecting  the  operational  and  economic   progress  of  Ronson
Corporation, including new products now ready for launch.

Consolidated 2003 Third Quarter and Nine Months Sales and Earnings Results
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Growth and profitability of the Company continue to improve:

          o Net Sales for the third quarter ending September 30, 2003 increased 17% to $6,344,000 from $5,421,000 for the same period in 2002. Net Sales for the nine months ending September 30, 2003 increased 18% to $19,696,000 from $16,733,000 for the same period in 2002.

          o Net Earnings for the third quarter ending September 30, 2003 were $203,000 compared to a Net Loss of ($79,000) for the same period in 2002. Net Earnings for the nine months ending September 30, 2003 were $428,000 compared to $106,000 for the same period in 2002. It should be noted that the Net Earnings for the nine months of 2002 included non-recurring income of $170,000 from a favorable environmental insurance settlement relating to the Prometcor Discontinued Operation.

          o Earnings from Continuing Operations before Income Taxes and Non-Recurring Expenses improved to $1,087,000 for the nine months ending September 30, 2003 compared to a loss of ($89,000) for the same period in 2002, a net improvement of $1,176,000.

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                                                                     Page 2 of 6
New Product Development
-----------------------

Tech Torch

Ronson's new Tech Torch (shown on Page 5) has reached the marketplace with positive reports from customers. The country's largest retailer, Wal-Mart, an early seller of the Tech Torch, continues to restock its shelves as they become depleted. Smaller retail outlets of the product report similar positive results. The sell-through and customer satisfaction reports are positive. There continues to be much room for Tech Torch growth. There are still many chain stores throughout the country that have not yet put the Tech Torch on their shelves. Our efforts are to fill these shelves.

Aero Torch

We are pleased to announce another new important product, the Ronson Aero Torch (shown on Page 5), created by Ronson R&D through its expertise in developing butane fueled products. The Aero Torch complements the Tech Torch and augments the product line of torches. We now offer two portable butane-fueled torches for home and shop - the Tech Torch with pinpoint flame and precision for smaller work and the Aero Torch for larger projects requiring a large flame for greater heat output. Distribution will follow the launch of the Ronson Aero Torch in early 2004.

Comet Refillable Butane Lighter

In my report to you last July it was mentioned that Ronson Engineering has developed a new high quality, low cost refillable butane lighter. I am now pleased to advise you of the introduction of the Ronson Comet, with its electronic ignition, adjustable flame and child resistant features. The Comet is competitively priced with leading brand name disposable lighters with store prices ranging between $1.00 and $1.50. Its quality, attractiveness and pricing are deserving of success. Launch will be prior to year end 2003. The Ronson Comet is shown on Page 6.

Currently, we sell less than 1% of the 750 million disposable lighters sold annually in the USA. With the Comet, our goal is to significantly increase our market share. Marketing plans call for broad national distribution of this new Ronson product in the extensive network of stores where Ronson Multi-Fill butane fuel is sold. Attractive displays have been developed as part of our plans to aggressively promote and merchandise the refillable butane fueled Comet.

You are among the first to be advised of the launch of the Ronson Aero Torch and the Comet. Both these new products become important family members of Ronson's butane fueled products.


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                                                                     Page 3 of 6


Dividends
---------

Preferred  Stock  Cash  Dividend:  The Board of  Directors  in  March,  June and
September 2003 declared cash dividends on the Company's 12% Cumulative Convertible Preferred Stock in the designated amount of $0.0525 per preferred share.

Common Stock Dividend: The Board of Directors declared a 5% stock dividend on the Company's Common Stock in March 2003. This action repeats the Board's decision last year to resume stock dividends on the Company's Common Stock.

It is our desire to adopt a policy of annual cash dividends on the Ronson common stock at the earliest appropriate time. We believe that cash dividends are particularly important for microcap companies whose stocks are ignored in a market dominated by large institutional investors and mutual funds which require the liquidity available from large cap companies. Consideration of a cash dividend on the common stock is particularly not possible in the immediate future due to the heavy drain on the Company's cash position as a result of the legal costs associated with defending against the continuing attacks by Warren Lichtenstein and his Steel Partners II.

Outlook
-------

          o Our consumer product development program has proven successful as evidenced by the sales and acceptance of the Ronson Tech Torch. After their launch early next year, our new Aero Torch and the Comet are expected to add to the Company's profitability and growth.

          o Ronson Aviation, Inc., the major fixed base operator (FBO) at Trenton-Mercer Airport, is expected to continue its profits and sales contribution to the Company with further growth ahead.

          o The end of the ten year diversion of operating profits to cover the $7,350,000 cost of the Prometcor environmental cleanup makes those funds now available for corporate productive goals.

          o Our improving financial condition is evident. Our short and long term plans are in place and working, although regrettably tempered by the costs associated with the continuing attacks by Mr. Lichtenstein and Steel Partners II.

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                                                                     Page 4 of 6




We at Ronson look forward to successfully meeting the challenges ahead for the benefit of the long term interests of all our stockholders.

Sincerely,




Louis V. Aronson II
President and Chief Executive Officer



This letter contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements include statements regarding product development and product potential. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this letter should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Items 1 and 7 of our Form 10-K for the year ended Dec. 31, 2002, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.




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                                    PICTURES


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                                    PICTURES